EXECUTION COPY
SUB-ADMINISTRATION AGREEMENT
     THIS SUB-ADMINISTRATION AGREEMENT is made as of May 31, 2010 by and between PNC CAPITAL ADVISORS, LLC, a Delaware limited liability company (the “Administrator” or “PNC”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (the “Sub-Administrator”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix B.
BACKGROUND
     WHEREAS, the Administrator has entered into Administration Agreements (the “Administration Agreements”) with each of the limited liability companies registered under the 1940 Act and unregistered fund(s) listed on Appendix A attached hereto, as such Appendix A may be amended from time to time as provided herein (each, a “Fund” and collectively the “Funds”); and the Administrator wishes to retain the Sub-Administrator to assist it in providing administration, accounting, regulatory administration and investor services to the Funds as provided for herein, and the Sub-Administrator wishes to furnish such services. The Sub-Administrator shall be deemed to be an independent contractor for all purposes herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Appointment. The Administrator hereby retains the Sub-Administrator to furnish the Funds with administration, accounting, regulatory administration and investor services in accordance with the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to furnish such services. In performing its duties under this Agreement, the Sub-Administrator will act in all material respects in accordance with each Fund’s Organizational Documents and Registration Statement, as each may be amended (provided copies are delivered to the Sub-Administrator). The Sub-Administrator shall be under no duty to take any action hereunder on behalf of the Administrator or the Funds except as specifically set forth herein or as may be specifically agreed to by the Sub-Administrator and the Administrator in a written amendment hereto. The Sub-Administrator shall furnish at its own expense the necessary office space, equipment, supplies, facilities, personnel and personnel compensation (including facilities for Members’ meetings) necessary to perform its obligations under this Agreement. The Sub-Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Administrator or the Funds or by any other third party service provider to the Administrator or the Funds. The parties acknowledge that this Agreement is non-exclusive; the Sub-Administrator is free to render such services to others and to have other business and interests and the Administrator is free to obtain services from others and has no obligation to purchase a minimum amount of services.
2. Representations and Warranties.
     (a) Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization and is in good standing;

(ii)	it is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and when executed this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(iii)	to the extent applicable, it will maintain in full force and effect all registrations, licenses or permits of any governmental entity or other regulatory authority that may be required in connection with its activities under this Agreement;

(iv)	it is under no regulatory restriction that would materially affect its ability to carry out its obligations under this Agreement; and

(v)	it will comply with all applicable laws, rules and regulations to which it may be subject (for the avoidance of doubt, neither party shall be responsible for such compliance by the other party, the Funds or any other entity).
     (b) Administrator Representations and Warranties. The Administrator represents and warrants to the Sub-Administrator that:
(i)	it is duly and properly authorized by each Fund to (A) provide Oral and Written Instructions as provided herein with respect to, or on behalf of, such Fund and (B) delegate to the Sub-Administrator the Fund services as set forth herein; and

(ii)	this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to the Administrator or to the adviser or sponsor to the Funds in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by the Sub-Administrator to the Administrator, adviser or sponsor or any affiliate of the Funds relating to this Agreement, have been fully disclosed to the Governing Board of each Fund and that, if required by applicable law, such Governing Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
     (c) Sub-Administrator Representations and Warranties. The Sub-Administrator represents and warrants to the Administrator that it shall perform the Services in a professional manner and it will perform the Services in accordance with the standards related to such Services as set forth herein.
3. Instructions.

     (a) Unless otherwise provided in this Agreement, the Sub-Administrator shall act only upon Oral Instructions or Written Instructions.
     (b) The Sub-Administrator shall be entitled to reasonably rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Sub-Administrator to be an Authorized Person) pursuant to this Agreement. The Sub-Administrator may reasonably assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Administrator’s Governing Board or of the Fund’s Members, as the case may be, unless and until the Sub-Administrator receives Written Instructions to the contrary.
     (c) The Administrator agrees to forward to the Sub-Administrator Written Instructions confirming Oral Instructions so that the Sub-Administrator receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Sub-Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Sub-Administrator’s ability to rely upon such Oral Instructions.
4. Right to Receive Advice.
     (a) Advice of the Administrator. If the Sub-Administrator is in doubt as to any action it should or should not take, the Sub-Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Administrator or a Fund.
     (b) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon the Sub-Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions (unless, pursuant to the other provisions of this Agreement, the same is a condition of the Sub-Administrator properly taking or not taking a particular action).
5. Records; Visits.
     (a) The books and records pertaining to the Administrator or the Funds which are in the possession or under the control of the Sub-Administrator shall be the property of the Administrator or the Funds, as applicable. The Administrator, the Funds and Authorized Persons shall have access to such books and records at all times during the Sub-Administrator’s normal business hours. Upon the reasonable request of the Administrator or the Funds, copies of any such books and records shall be provided by the Sub-Administrator to the Administrator, the Funds or to an Authorized Person, at the reasonable expense of the Funds. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.
     (b) The Sub-Administrator shall keep the following records for the periods prescribed by Rules 31a-1 and 31a-2 under the 1940 Act:
(i)	All books and records with respect to each Fund’s books of account;

(ii)	Records of each Funds’ securities transactions; and

(iii)	All other books and records required to be maintained by Rule 31a-1 under the 1940 Act but only to the extent that such books and records necessarily and specifically relate to the services required to be performed by the Sub-Administrator under this Agreement.
     (c) The Sub-Administrator may house these records in a third party storage facility reasonably acceptable to Administrator.
     (d) Upon demand of the Administrator or the Funds, the Sub-Administrator shall promptly turn over to the Administrator or the Funds, at the Administrator’s or the Funds’ reasonable expense, such books and records maintained by the Sub-Administrator pursuant to this Section 5 which are no longer needed by it in the performance of its services, provided that the Sub-Administrator shall be entitled to retain copies of such books and records only to the extent required or permitted by law or for customary archival or auditing purposes, subject to Sub-Administrator’s confidentiality obligations hereunder.
     (e) Upon request, the Sub-Administrator shall provide the Administrator with a copy of the “Report on Controls Placed in Operation and Tests of Operating Effectiveness” on controls placed in operation and on tests of the operating effectiveness of its systems with respect to Fund Accounting and Administration Operations (“SAS 70 Audit”) along with any future updates when issued, within fifteen (15) days from the time the report is generally available for distribution to the Sub-Administrator’s clients. If any audit or report results in a conclusion that Sub-Administrator is not in compliance with any law, audit or regulatory requirement or other requirement set forth in this Agreement, or results in the identification of any control deficiency or other error or deficiency that could reasonably be expected to have an adverse impact on the services, then Sub-Administrator will promptly take appropriate measures to address the noncompliance, error or deficiency and Sub-Administrator shall permit a Fund’s chief compliance officer to access and audit Sub-Administrator’s facilities, but only to the extent necessary to review for Rule 38a-1 compliance. For the avoidance of doubt, such SAS 70 Audit is the Sub-Administrator’s “Confidential Information” as defined below.
6. Confidentiality.
     (a) Each party shall keep confidential any information, whether oral or written or via computer disk or electronic media, relating to the other party’s business or the business of the Funds (“Confidential Information”) and shall not use any Confidential Information of the disclosing party except as necessary to perform or receive the services, as applicable.
     Confidential Information shall include:
(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, sales estimates, business plans, information about or from a party’s vendors, and internal performance results relating to the past, present or future business activities of the Administrator, the Funds or the Sub-Administrator, their respective subsidiaries and affiliated companies;
(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator, the Funds or the Sub-Administrator a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, technology, processes, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.
     (b) Except with respect to non-public personal information of investors, which shall be protected in all circumstances, information shall not be deemed to be Confidential Information and shall not be subject to such confidentiality obligations if it:
(i)	is already known to the receiving party at the time it is obtained without any obligation to keep it confidential as evidenced by tangible records kept by the receiving party in the ordinary course of business;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is Fund information provided by the Sub-Administrator in connection with an independent third party compliance or other review;

(vi)	is necessary for the Sub-Administrator to release such information in connection with the provision of services under this Agreement; or

(vii)	has been or is independently developed or obtained by the receiving party without reference to the disclosing party’s confidential information.
     (c) Each party shall have appropriate policies and procedures to (i) ensure the security and confidentiality of the Confidential Information, (ii) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information, (iii) protect against unauthorized access to or use of such Confidential Information that could result in harm or inconvenience to the disclosing party or its customers and (iv) ensure the proper disposal of such Confidential Information as may be required by applicable law. In the event that a party permits any of its personnel to store non-public personal information of investors on a portable device, such non-public personal information of investors must be encrypted in a commercially reasonable manner. Each party shall promptly notify the other party should there be any unauthorized disclosure of the Confidential Information of the other party or should there be any unauthorized access to any computer network or system containing the Confidential Information of the other party and this obligation shall survive termination of the Agreement.
     (d) Each party agrees that any breach or threatened breach by it of the provisions of this Section 6 shall cause immediate and irreparable injury to the other party for which there exists no adequate remedy at law, and accordingly each party hereby grants to the other party the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining it from breaching the terms of this Section 6.
     (e) A receiving party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (a) first notify the disclosing party of such request or requirement or use in defense of a claim, unless such notice is prohibited by statute, rule or court order, (b) attempt to obtain the disclosing party’s consent to such disclosure, and (c) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. Nothing herein shall require a party to fail to honor a subpoena, court or administrative order, or any similar binding requirement on a timely basis.
     (f) Upon request, each party shall promptly return or destroy, at the disclosing party’s sole option and expense, the other party’s Confidential Information, provided that the party that has received Confidential Information shall be entitled to retain copies of such Confidential Information as required or permitted by law or for customary archival or auditing purposes, subject to the receiving party’s confidentiality obligations hereunder.
     (g) Except with respect to non-public personal information of investors and trade secrets, the provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.
     (h) Under no circumstances will either party’s Confidential Information (whether stored electronically or in hard copy format) be directly or indirectly transmitted to or accessed from any location that is not subject to the laws and jurisdiction of the United States of America without the prior written consent of the other party. Neither the Sub-Administrator nor any agent, subcontractor or vendor of the Sub-Administrator shall directly or indirectly access the
     Administrator’s software, networks or systems from any location that is not subject to the laws and jurisdiction of the United States of America without the prior written consent of the Administrator.
7. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in any Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.
8. Liaison with Accountants. Upon request of the Administrator or a Fund, the Sub-Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to such Fund(s). The Sub-Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Administrator or the Fund(s).
9. Systems. The Sub-Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Sub-Administrator in connection with the services provided by the Sub-Administrator to the Administrator and the Funds.
10. Disaster Recovery. The Sub-Administrator shall maintain during the term of this Agreement a reasonable business continuity and disaster recovery plan (“Plan”) that will enable Sub-Administrator to perform its obligations hereunder and that requires the Sub-Administrator to maintain (and to be able to readily access) back-up files of the Funds’ data and records that the Sub-Administrator is required to maintain pursuant to this Agreement at a location other than the site at which the Sub-Administrator maintains the primary copies of such data and records. The Plan shall require the Sub-Administrator to enter into and maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of communication and electronic data processing equipment, and the Plan shall address personnel requirements. The Sub-Administrator shall comply with such Plan and shall test such Plan annually. The Sub-Administrator will, upon written request, provide the Administrator a summary of the Plan. In the event of equipment failures, the Sub-Administrator shall, at no additional expense to the Administrator or the Funds, take reasonable steps to minimize service interruptions. The Sub-Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Sub-Administrator’s own breach of its Standard of Care (defined in Section 12 below) in performing its duties or obligations under this Agreement.
11. Compensation. As compensation for services set forth herein that are rendered by the Sub-Administrator during the term of this Agreement, the Administrator will pay to the Sub-Administrator a fee or fees as may be agreed to in writing by the Administrator and the Sub-Administrator.
12. Standard of Care/Limitations of Liability.
     (a) The Sub-Administrator shall exercise due care and diligence to ensure the accuracy of all services performed under this Agreement. Subject to the terms of this Section 12, the Sub-Administrator shall be liable to the Administrator and the Funds (or any person or entity claiming through the Administrator or the Funds) for damages only to the extent caused by the

Sub-Administrator’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).
     (b) If and to the extent that a party’s performance of any of its obligations under this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such party (each, a “Force Majeure Event”), and such nonperformance, hindrance or delay could not have been prevented by reasonable precaution, then the nonperformance, hindered or delayed party will be excused for such nonperformance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such party continues to use reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately notify the other party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Sub-Administrator’s obligation to institute recovery and backup plans.
     (c) The Sub-Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice and instrument or other information which the Sub-Administrator reasonably believes to be genuine. The Sub-Administrator shall not be liable for any damages that are caused by actions or omissions taken by the Sub-Administrator in accordance with Oral Instructions or Written Instructions provided pursuant to Section 3 of this Agreement or the reasonable advice of counsel. The Sub-Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Administrator or for any failure to discover any such error or omission.
     (d) Neither party nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.
     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.
     (f) This Section 12 shall survive termination of this Agreement.
13. Indemnification.
     (a) Absent the Sub-Administrator’s failure to meet its Standard of Care (defined in Section 12 above), the Administrator agrees to indemnify, defend and hold harmless the Sub-Administrator and its affiliates and their respective directors, trustees, officers, agents and employees (“Sub-Administrator Indemnified Party”) from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the

Administrator; and (b) any action taken or omitted to be taken by the Sub-Administrator in connection with the provision of services to the Administrator. Notwithstanding any clause set forth herein, in no event shall a Sub-Administrator Indemnified Party be entitled to indemnification hereunder from any damages, losses, liabilities, obligations, costs or expenses to the extent caused by a Sub-Administrator Indemnified Party’s own intentional misconduct, bad faith or negligence.
     (b) The Sub-Administrator agrees to indemnify, defend and hold harmless the Administrator and its trustees, officers and employees (“Administrator Indemnified Party”) from those claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, reasonable travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (i) the Sub-Administrator’s breach of the Standard of Care (defined in Section 12 above with respect to the Sub-Administrator’s duties under this Agreement provided that the Sub-Administrator’s indemnification, defense and hold harmless obligations shall extend only to that portion of any such claim, suit, action, damage, loss, liability, obligation, cost or reasonable expense that is shown to be caused by the Sub-Administrator’s breach of the Standard of Care with respect to the Sub-Administrator’s duties under this Agreement, and in no event shall an Administrator Indemnified Party be entitled to indemnification under this subclause (b)(i) from any damages, losses, liabilities, obligations, costs or expenses to the extent caused by an Administrator Indemnified Party’s own intentional misconduct, bad faith or negligence or (ii) an allegation that the services or the use thereof infringes any patent, copyright or trademark or misappropriates any trade secret. An Administrator Indemnified Party may, in its own discretion, participate in the defense of any claim, suit or action including using counsel of its own choosing; such participation shall not relieve Sub-Administrator of any of its obligations under this Agreement.
     (c) An indemnifying party’s indemnification obligations hereunder are contingent upon: (i) the indemnified party providing the indemnifying party with prompt written notice of any such claim, action or suit; (ii) the indemnifying party having sole control of the defense and settlement of any such claim, action or suit (provided that in no event shall the indemnifying party enter into any settlement or compromise that imposes an injunction or other equitable or legal relief upon the indemnified party or that requires an admission of the indemnified party’s liability); and (iii) the indemnified party providing the indemnifying party (at the indemnifying party’s expense) with reasonable cooperation in the defense and settlement of any such claim, action or suit. This Section 13 shall survive any and every termination of this Agreement.
14. Description of Accounting Services on a Continuous Basis. The Sub-Administrator
will perform the following accounting services if required by the Administrator with respect to each Fund:
(i)	Journalize investment, capital and income and expense activities;

(ii)	Record investment buy/sell trade tickets when received from the Adviser;

(iii)	Receive investment activity for underlying investment funds (“UIFs”) from the Adviser in written form and facilitate notification and wire movement process with the Fund’s custodian to such UIFs;
(iv)	Maintain individual ledgers for non-UIF investment securities, if applicable;

(v)	Maintain historical tax lots for each non-UIF security, if applicable;

(vi)	Record and reconcile corporate action activity and all other capital changes;

(vii)	Reconcile cash and investment balances with the Fund’s custodian;

(viii)	Calculate contractual expenses, including management fees and incentive fees, as applicable, in accordance with the Fund’s Registration Statement and Organizational Documents, as applicable, and reallocate corresponding amounts from the applicable Members’ capital accounts to the Manager’s capital account (if applicable); and

(ix)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(x)	Monitor the expense accruals and notify the Administrator or an officer of the Fund of any proposed adjustments;

(xi)	Control all disbursements and authorize such disbursements upon receipt of Written Instructions;

(xii)	Calculate capital gains and losses;

(xiii)	Determine net income;

(xiv)	Determine applicable foreign exchange gains and losses on payables and receivables, if applicable;

(xv)	Obtain security market quotes and currency exchange rates from independent pricing sources approved by the Governing Board, or in the case of UIFs, obtain such valuations from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that the Sub-Administrator shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser, nor shall the Sub-Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xvi)	Transmit or make available a copy of the portfolio valuation package to the Adviser as agreed upon between the parties;

(xvii)	Arrange for the computation of the net asset value in accordance with the provisions of the Funds’ Registration Statement and Organizational Documents;

(xviii)	Allocate income, expenses, gains and losses to individual Members’ capital accounts in accordance with the Fund’s Registration Statement and Organizational Documents; and

(xix)	Compute total return, as appropriate.
15. Description of Administration Services on a Continuous Basis. The Sub-
Administrator will perform the following administration services if required by the Administrator with respect to each Fund:
(i)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(ii)	Prepare the Fund’s annual and semi-annual shareholder reports;

(iii)	Prepare and file (or coordinate the filing of) semi-annual reports on Form N-SAR for each Fund that is registered under the 1940 Act;

(iv)	Assist in the preparation of financial information for amendments to the Fund’s Registration Statement and other filings relating to the registration of Interests for each Fund that is registered under the 1940 Act;

(v)	Prepare monthly expense budgets in accordance with Fund management specifications;

(vi)	Provide sub-certifications with respect to information provided by and work performed by PNC in connection with the Fund’s Form N-CSR and Form N-Q filings;

(vii)	Provide compliance support services to the Fund as follows:

a.	Provide back-end, quantitative compliance testing as mutually agreed by the parties from time to time;

b.	Research and report compliance exceptions to such person as the Administrator directs; and

c.	Collect and report to the Administrator and the Governing Board on a quarterly basis information related to transactions reportable under the 1940 Act and the Fund’s procedures.

(viii)	Provide the Fund accounting and financial reports in connection with quarterly meetings of the Governing Board as are required or as the Governing Board may reasonably request; and

(ix)	Perform such additional administrative duties relating to the administration of the

Fund upon terms and conditions and for such fees as may subsequently be agreed upon in writing between the parties.
16. Regulatory Administration Services by Sub-Administrator on a Continuous Basis. The Sub-Administrator will perform the following regulatory administration services functions as required by the Administrator and applicable with respect to each Fund that is registered under the 1940 Act:
(i)	Prepare an annual post-effective amendment to the Fund’s Registration Statement, as needed, subject to review and approval by the Fund’s counsel, and coordinate with the Fund’s financial printer to make such filings with the SEC;

(ii)	Coordinate the filing of the Fund’s fidelity bond with the SEC;

(iii)	Draft and coordinate the filing of Forms N-CSR, N-Q (including schedule of investments and related disclosures) and N-PX (with voting records provided to PNC in the format requested by PNC);

(iv)	Provide to the Fund PNC’s compliance policies and procedures related to the services provided to the Fund by PNC (and, if mutually agreed, provide to the Fund compliance policies and procedures of certain PNC affiliates related to the services provided to the Fund by such entities), summary procedures thereof and periodic certification letters with respect thereto;

(v)	Draft notices, agendas (with final selection of agenda items being made by the Fund’s counsel) and resolutions for quarterly Board meetings and up to two special Board meetings, subject to review and approval by the Fund’s counsel;

(vi)	Coordinate the preparation, assembly and mailing of Board materials for quarterly Governing Board meetings and up to two special Board meetings (other than organizational meetings for new investment portfolios);

(vii)	Attend quarterly Board and up to two special Board meetings (and make presentations at such meetings as appropriate) and draft minutes of such meetings (but only if requested by the Fund to do so, and subject to review and approval by the Fund’s counsel);

(viii)	Assist in monitoring regulatory developments which may affect the Fund and administratively assist the Fund in the handling of SEC examinations; and

(ix)	Assist in the preparation and filing of Schedule TO and amendments thereto.

All regulatory services are subject to the review and approval of Fund’s counsel.
17. Description of Investor Services on a Continuous Basis. The Sub-Administrator will perform the following services if required by the Administrator with respect to each Fund:

(i)	Maintain the register of Members or Shareholders of the Fund, as the case may be, and enter on such register all issues, transfers and repurchases of Interests in the Fund;

(ii)	Receive, process and maintain investor subscriptions for purchase of Interests to confirm such subscriptions are received in good order. For the avoidance of doubt, the Sub-Administrator’s processing of any investor subscription documents for “good order” shall be limited to reviewing such documents for completion only; nothing in this Agreement shall be construed as imposing upon the Sub-Administrator an obligation to conduct a substantive review of any investor subscription documents on behalf of the Administrator or a Fund for compliance with the Securities Laws (including, without limitation, Regulation D under the 1933 Act) or other applicable laws and regulations, or to confirm the accuracy of representations made in any subscription documents by an investor. As between the Sub-Administrator and the Administrator, the Administrator shall be responsible for final approval of investors into a Fund;

(iii)	Coordinate the printing and mailing of periodic tender offers, track responses and tabulate offer results;

(iii)	Prepare and mail annually to Members, as applicable, any required Form K-1 in accordance with applicable tax regulations;

(iv)	Provide statements of account and other notices as needed to Members as agreed upon in writing; and

(v)	Prepare and mail monthly capital statements to Members and related interested parties.
18. AML, CIP and Related Services. If required by the Administrator, with respect to each Fund domiciled within the United States (hereafter, the “Domestic Funds”), the Sub-Administrator will provide the following services:
     (a) Anti-Money Laundering (“AML”) Services. The Sub-Administrator shall perform reasonable actions necessary to help each Domestic Fund be in voluntarily compliance with Section 352 of the USA PATRIOT Act. Specifically, the Sub-Administrator shall:
(i)	establish and implement written internal policies, procedures and controls reasonably designed to help prevent a Domestic Fund from being used to launder money or finance terrorist activities;

(ii)	provide for independent testing, by an employee who is not responsible for the operation of the Sub-Administrator’s AML program or by an outside party, for compliance with the Sub-Administrator’s established AML policies and procedures;

(iii)	designate a person or persons responsible for implementing and monitoring the operation and internal controls of the Sub-Administrator’s AML program; and

(iv)	provide ongoing training of the Sub-Administrator personnel relating to the prevention of money-laundering activities.
     Upon the reasonable request of the Administrator or a Domestic Fund, the Sub-Administrator shall provide to the Administrator or the Domestic Fund, as applicable:
(i)	a copy of the Sub-Administrator’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); and

(ii)	a summary of the AML training provided for appropriate personnel. The Sub-Administrator agrees to permit inspections relating to its AML program by governmental departments or regulatory agencies with appropriate jurisdiction and to make available to examiners such information and records relating to its AML program as such examiners shall reasonably request.
     (b) Customer Identification Program (“CIP”) Services. To help each Domestic Fund comply with its Customer Identification Program (which each Domestic Fund has undertaken to implement under regulations issued under Section 326 of the USA PATRIOT Act), the Sub-Administrator will do the following:
(i)	Implement procedures under which new accounts in the Domestic Fund are not established unless the Sub-Administrator has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (“Customer”) (as defined in 31 CFR 103.131);

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which the Sub-Administrator may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which the Sub-Administrator personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es);

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3); and

(iv)	Regularly report to the Domestic Fund about measures taken under (i)-(iii) above.
     Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section, the Sub-Administrator need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations, and the Sub-Administrator need not perform any task that need not be performed for the Domestic Fund to be in compliance with relevant customer identification program regulations if the Domestic Fund was subject to mandatory rather than voluntary compliance with such regulations.
     The Sub-Administrator agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.
     (c) OFAC. As part of its own regulatory responsibilities, the Sub-Administrator will check account registration information of investors in a Domestic Fund (as reflected in the Domestic Fund’s register) against:
(i)	the Office of Foreign Asset Control (“OFAC”) List of Specially Designated Nationals and other economic sanctions lists administered by OFAC, and

(ii)	the list of Blocked Countries administered by OFAC;

(iii)	or any other economic sanctions programs administered by OFAC.
     If the Sub-Administrator confirms the authenticity of any resulting match against the lists and programs in (i-iii) above, it will promptly contact OFAC, notify the relevant Domestic Fund and will assist the Domestic Fund in taking appropriate steps to block any transaction or attempted transaction involving the investor involved.
     (d) Referral of Suspicious Activity. Unless prohibited by applicable law, the Sub-Administrator agrees that it will refer suspicious activity to the Domestic Fund to assist the
     Domestic Fund with any suspicious activity reporting obligations that it may have under applicable law.
     (e) Information Available Upon Request. The Sub-Administrator shall take all reasonable action in the performance of its duties under this Agreement to make any information reasonably requested by a Domestic Fund available to the Domestic Fund, its Authorized Persons and/or any duly authorized representatives of the Domestic Fund (as designated in writing by the Fund to the Sub-Administrator) at the expense of the Fund (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).

     (f) Assistance to the Sub-Administrator. In connection with services provided by the Sub-Administrator to the Administrator and the Domestic Funds under this Section, the Administrator will provide, or reasonably cooperate and assist the Sub-Administrator in obtaining, such information and documentation as the Sub-Administrator may reasonably request (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).
     (g) Scope of Duties. The Administrator acknowledges and agrees that in accepting the delegation hereunder, the Sub-Administrator is agreeing to perform only those duties that have been expressly delegated in this Section, as may be amended from time to time by the parties, and that neither the Sub-Administrator nor any of its employees, officers or directors, is undertaking or shall be responsible or liable for any other aspect of any Fund’s AML program or for the overall compliance by any Domestic Fund with the USA PATRIOT Act, or for the overall compliance by any Fund organized outside the United States with any the anti-money laundering laws and regulations of any jurisdiction in which such Fund operates) or for any other matters that have not been expressly delegated hereunder. For clarification, notwithstanding anything in this Agreement to the contrary, each Fund shall be responsible for appointing its own AML Reporting Officer (if such appointment is required or voluntarily undertaken by a Fund).
19. Duration and Termination. This Agreement shall continue until terminated by: (a) the Administrator on ninety (90) days’ prior written notice to the Sub-Administrator or (b) the Sub-Administrator on one hundred twenty (120) days’ prior written notice to the Administrator. If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure to perform shall not have been remedied within thirty (30) days after such written notice is given of such material failure to perform, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. In the event the Administrator gives notice of termination, all commercially reasonable direct costs and expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all reasonable trailing expenses incurred by the Sub-Administrator, will be paid by the Administrator, provided that Sub-Administrator provides adequate documentation for the requested reimbursement of such expenses.
20. Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to the Sub-Administrator, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such other address as the Sub-Administrator may inform the Administrator in writing); (b) if to the Administrator or the Funds, at Two Hopkins Plaza, 4th Floor, Baltimore, MD 21201 Attn: Jennifer Spratley or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.
21. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
22. Assignment. Neither party may assign or transfer its rights or its duties under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Administrator may assign its rights and obligations under this Agreement without obtaining Sub-Administrator’s prior written consent in the event of an assignment: (a) to an entity that acquires all or substantially all of the assets of Administrator or (b) to a successor to Administrator by merger, consolidation or operation of law.
23. Facsimile Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.
24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes hereof.
25. Miscellaneous.
     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of the Sub-Administrator are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Administrator and the Sub-Administrator or the Funds.
     (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its Registration Statement or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of the Sub-Administrator hereunder without the prior written approval of the Sub-Administrator, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by the Sub-Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Administrator or the Funds, unless the parties hereto expressly agree in writing to any such increase.
     (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
     (d) Information. The Administrator will provide such information and documentation as the Sub-Administrator may reasonably request in connection with services provided by the Sub-Administrator to the Administrator, including without limitation copies of its organizational documents and offering documents, and any supplements, updates or amendments thereto.
     (e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.
     (f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     (g) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
     (h) No Representations or Warranties. Except as expressly provided in this Agreement, the Sub-Administrator and Administrator hereby disclaim all representations and warranties, express or implied, made to the other or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Sub-Administrator and Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
     (i) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Sub-Administrator’s affiliates are financial institutions, and the Sub-Administrator may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Administrator and/or the Funds, and, if such party is a natural person, that party’s date of birth. The Sub-Administrator may also ask (and may have already asked) for additional identifying information, and the Sub-Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
     (j) Delegation; Sub-Contracting. Sub-Administrator may delegate or subcontract performance of certain of its obligations hereunder to a third party provided that: (i) Sub-

Administrator gives the Administrator thirty (30) days prior written notice of its intent to subcontract; provided, however, that in no event shall Sub-Administrator be required to provide Administrator thirty (30) days prior written notice of its intent to subcontract services related to financial statement preparation or print mail services; (ii) the subcontractor agrees to comply with the relevant provisions of the Securities Laws and all other applicable laws, rules and regulations; (iii) such delegation does not materially impair the Administrator’s receipt of services under this Agreement; and (iv) Sub-Administrator remains principally responsible to the Administrator for the acts or omissions of such other subcontractors and anyone employed directly or indirectly by such subcontractor(s). In the event that any such proposed subcontractor is unacceptable to Administrator in its reasonable discretion, Administrator may terminate this Agreement without penalty or further obligation on thirty (30) days prior written notice. Sub-Administrator shall require any subcontractor to maintain adequate and appropriate insurance coverage. Moreover, Sub-Administrator shall not use off-shore resources to perform any or all of Sub-Administrator’s obligations hereunder without the prior written consent of Administrator. Any subcontractor used by Sub-Administrator that may have access to non-public personal information of investors shall execute a confidentiality agreement between Sub-Administrator and subcontractor that binds the subcontractor to the confidentiality obligations substantially similar to the language set forth in Section 6 above.
     (k) Insurance. The Sub-Administrator agrees to maintain, directly or through a parent company, professional liability errors and omissions insurance coverage in amounts that it deems commercially reasonable and appropriate in light of the responsibilities hereunder and shall, upon reasonable request no more than twice per year, have an officer certify in writing on its behalf that such insurance remains in effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S) INC.

By:	/s/ Dennis J. Westley
Title:	SVP

PNC CAPITAL ADVISORS, LLC

By: Title:	/s/ Kevin A. McCreadie President

APPENDIX A

Name of Fund	Type of Fund	Type/Jurisdiction of Fund
PNC Absolute Return Master Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act	Delaware limited liability company

PNC Absolute Return Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Absolute Return TEDI Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Absolute Return Cayman Fund LDC	Unregistered fund	Cayman Islands limited duration company

PNC Long-Short Master Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act	Delaware limited liability company

PNC Long-Short Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Long-Short TEDI Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Long-Short Cayman Fund LDC	Unregistered fund	Cayman Islands limited duration company

PNC Alternative Strategies Master Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act	Delaware limited liability company

PNC Alternative Strategies Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Alternative Strategies TEDI Fund LLC	Non-diversified, closed-end management investment company registered under the 1940 Act and 1933 Act	Delaware limited liability company

PNC Alternative Strategies Cayman Fund LDC	Unregistered fund	Cayman Islands limited duration company

APPENDIX B
Definitions
As used in this Agreement:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“1940 Act” means the Investment Company Act of 1940, as amended.
“Adviser” shall have the same meanings as set forth in a Fund’s limited liability company agreement (the “Limited Liability Company Agreement”) or similar applicable organizational document.
“Affiliate” means any “affiliate” (as defined in the 1940 Act) of the Sub-Administrator that provides services to the Administrator in connection with this Agreement.
“Authorized Person” means any officer of the Administrator and any other person duly authorized by the Administrator and/or the Funds in a manner reasonably acceptable to the Sub-Administrator to give Oral Instructions or Written Instructions on behalf of the Administrator and/or the Funds. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document duly authorized by the Administrator.
“Governing Board” means, in the case of a Fund, such Fund’s Board of Managers or Board of Directors, as applicable, or, as duly authorized, a competent committee thereof.
“Interests” shall have the same meaning as set forth in a Fund’s Limited Liability Company Agreement.
“Manager” and “Members” shall have the same meanings as set forth in a Fund’s Limited Liability Company Agreement or similar applicable organizational document.
“Oral Instructions” mean oral instructions received by the Sub-Administrator from an Authorized Person or from a person reasonably believed by the Sub-Administrator to be an Authorized Person. The Sub-Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
“Organizational Documents"” means, in the case of a Fund, the Limited Liability Company Agreement or other documents constituting the Fund.
“Registration Statement” means, with respect to a Fund, such Fund’s most recently effective registration statement as filed with the SEC.

“SEC” means the Securities and Exchange Commission.
“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.
“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Sub-Administrator to be an Authorized Person) and received by the Sub-Administrator or (ii) trade instructions transmitted (and received by the Sub-Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.